Exhibit 2.13

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Precision aerospace AND DEFENSE group, inc.,

SOUTHERN PRECISION MACHINING, LLC

BALJINDER SANGHA JUDGE

AND

TEJINDER SINGH JUDGE

April 13, 2026

Exhibits

Exhibit A – Form of Employment Agreement

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of General Release Agreement

Schedules

Disclosure Schedules

i

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 13, 2026 (the “Effective Date”), by and among PRECISION AEROSPACE & DEFENSE GROUP, INC., a Florida corporation (“Purchaser”), SOUTHERN PRECISION MACHINING, LLC, a Tennessee limited liability company (the “Company”), Baljinder Sangha Judge (“BJ” or a “Seller”) and Tejinder Sign Judge (“TJ” or a “Seller”); each, a “Seller” and, collectively, “Sellers.” Purchaser, the Company and Sellers may each be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Sellers are the sole members of the Company, collectively owning 100% of the issued and outstanding limited liability company membership interests of the Company (collectively, the “Interests”);

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and accept from Sellers all of the issued and outstanding Interests of the Company, at Closing (defined below), pursuant to the terms set forth in this Agreement;

WHEREAS, the Parties entered into a Membership Purchase Agreement, dated as of January 27, 2026, providing for the foregoing, that was inadvertently incomplete at signing and the Parties now desire to complete said agreement as provided herein; and

WHEREAS, the Parties intend that this Agreement amend, replace and supersede the earlier agreement referred to hereinabove, reflecting the entire intent and agreement of the Parties with respect to the subject matter hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions

As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means the accounts receivable of the Company resulting from goods sold and/or services provided by the Company.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Audited EBITDA” means EBITDA for the applicable period as reflected in, or derived from, the Company’s audited financial statements for such period.

“Adjustment Statement” has the meaning specified in Section 3.5(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Assets” means any and all of the Company’s right, title and interest in all assets, rights and properties used in or held for use by the Company and of every nature, kind and description, whether tangible or intangible, owned, leased or licensed (as applicable), real, personal or mixed.1

“Basket Amount” has the meaning specified in Section 8.2(b).

“Blank Check Preferred” has the meaning specified in Section 5.7(a).

“Business” means the business of the Company as conducted immediately prior to the Closing Date including, but not limited to, the business of providing high-precision CNC machining, manufacturing, and engineering services for aerospace and defense components and assemblies.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Florida are authorized or obligated to close.

“Cap” has the meaning specified in Section 8.2(b).

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items. For purposes of determining Working Capital and the Working Capital Target (each, as hereinafter defined), Cash shall be excluded from the definitions and calculations thereof.

“Cash on Hand” means cash in legal tender of the United States of America in the bank accounts of the Company from time to time, at any given time, or as stipulated herein.

“Closing” means the closing of the transactions contemplated by Article III.

“Closing Consideration” has the meaning specified in Section 3.1.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Date Calculation” has the meaning set forth in Section 3.4(a).

“Closing Date Working Capital” has the meaning set forth in Section 3.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” has the meaning specified in Section 6.1.

“Contested Adjustments” has the meaning set forth in Section 3.5(b).

“Contracts” means any contracts, agreements, subcontracts, leases, notes, indentures, commitments, memoranda of understanding, and purchase orders, whether written or oral, whether implied or express, and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

“Current Assets” means, as of any date, Company’s accounts receivable and other current assets (excluding Cash), determined in accordance with GAAP.

“Current Liabilities” means, as of any date, Sellers’ accounts payable and other current liabilities, determined in accordance with GAAP.

“Damages” has the meaning specified in Section 8.2(a).

“Deferred Cash Distribution” has the meaning specified in Section 6.7.

“Disclosure Schedules” has the meaning specified in Article IV.

“Disputed Matters” has the meaning specified in Section 8.4(b).

“Earn-Out Payments” has the meaning specified in Section 3.3.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization, consistent with the accounting practices of the Company prior to Closing.

“Effective Date” has the meaning specified in the preamble to this Agreement.

“Employee Benefit Plans” has the meaning specified in Section 4.7(a).

“Employees” has the meaning specified in Section 4.8.

“Employment Agreement” has the meaning specified in Section 3.5(c).

“Employment Laws” has the meaning specified in Section 4.8(e).

“Environmental Laws” means any law, common law, ordinance, regulation, or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment, or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

“ERISA” has the meaning specified in Section 4.7(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning specified in Section 3.7(d).

“Financial Statements” has the meaning specified in Section 4.17(a).

“Fundamental Representations” has the meaning specified in Section 8.1(a).

“GAAP” means generally accepted accounting principles in the United States as in effect (a) with respect to financial information for periods on or after the date hereof, as of the date hereof, and (b) with respect to financial information for periods prior to the date hereof, as of such applicable time.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body that is government-owned or established to perform such functions.

“Governmental Order” means any order, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means and includes petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated, or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

“Indebtedness” means (without duplication and to the extent not included in Selling Expenses) the sum of the following items, as of immediately prior to the Closing: (a) the principal amount of any indebtedness of the Company for borrowed money outstanding, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due as a result of the transactions contemplated by this Agreement, (b) any unpaid interest owing on the indebtedness described in clause (a) above, (c) obligations in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of the Company (including any letters of credit supporting any bonds), (d) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (c) of any other Person secured by any Claim on any Assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business, (e) guarantees of obligations of the type described in clauses (a) through (c) above of any other Person, (f) any payment obligation in respect of interest under any existing interest rate swap or hedge Contract entered into by the Company, and any costs associated with termination of any such arrangement, and (g) all interest, prepayment penalties, premiums, fees and expenses payable with respect to any of the foregoing.

“Indemnified Party” has the meaning specified in Section 8.4(a).

“Indemnifying Party” has the meaning specified in Section 8.4(a).

“Independent Accountant” means an independent public accounting firm selected by mutual agreement of Sellers and Purchaser.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (b) e-mail addresses, internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (d) inventions, discoveries, trade secrets, business and technical information and know how, databases, data collections and other confidential and proprietary information and all rights therein, (e) patents (including all reissues, divisionals, provisionals, continuations and continuations in part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, (g) semiconductor chips and mask works, (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and (j) all rights to any Actions of any nature available to or being pursued by the Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Interests” has the meaning specified in the recitals to this Agreement.

“Interim Payment” has the meaning set forth in Section 3.4(b).

“IRS” has the meaning specified in Section 4.7(b).

“Key Employees” means Baljinder Sangha Judge and Tejinder Sign Judge.

“Knowledge of Purchaser” means the actual knowledge of the officers and directors of Purchaser, and the knowledge that each of them would reasonably be expected to have following reasonable inquiry.

“Knowledge of Sellers” means the actual knowledge of each of the Key Employees, and the knowledge that each of them would reasonably be expected to have following reasonable inquiry.

“Law” or “Laws” means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, judgment, decree, proclamation, treaty, rule, regulation, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.18(b).

“Licenses” means all of the licenses, permits, certificates, exemptions, franchises, and other authorizations from any Governmental Authority or other third party necessary or proper for the use, occupancy, or operation of the Business as conducted as of the Closing Date.

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant, or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Material Adverse Effect” means any effect, change, event, occurrence or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the Assets, the Business, financial condition, results of operations or prospects of the Company or the right or ability of Sellers to consummate any of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any matter of which Purchaser is aware on the date hereof; (f) any changes in applicable Laws or accounting rules (including GAAP); (g) any epidemics, pandemics, disease outbreaks, or other public health emergencies; (h) any natural or man-made disaster or acts of God; or (i) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; provided further, however, that any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to (a)-(h) shall be taken into account in determining if a Material Adverse Effect has occurred to the extent such event, occurrence, fact, condition or change has a disproportionate effect on the Company relative to other participants in the industries in which the Company operates.

“Notice of Claim” has the meaning specified in Section 8.4(a).

“Objection Notice” has the meaning specified in Section 3.2(b).

“Ordinary Course of Business” means the normal and routine day-to-day operations of the Company consistent with the past practices and customs of the Business.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.

“Outside Date” has the meaning specified in Section 10.2.

“Owned Real Property” has the meaning specified in Section 4.18(a).

“Owner” has the meaning specified in Section 6.6.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Performance Escrow Amount” has the meaning specified in Section 8.2(e).

“Performance Payment(s)” has the meaning specified in Section 3.2(a).

“Performance Year” has the meaning specified in Section 3.2(a)(iv).

“Permitted Liens” means (a) Liens for Taxes not yet due or, if due, being contested in good faith by appropriate proceedings and, in each case, for which specific and adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP, or (b) mechanic’s, materialman’s, carrier’s, repairer’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in either case, for which specific and adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP, or (c) non-exclusive licenses of Intellectual Property rights granted to customers of the Company in the Ordinary Course of Business, or (d) statutory Liens of landlords and Liens of carriers imposed by applicable Law, in each case, in the Ordinary Course of Business (other than, for the avoidance of doubt, any breach or default), or (e) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security, or (f) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, defects or encumbrances affecting title to real property which do not and would not reasonably be expected to materially interfere with the value or occupancy of such real property or the conduct of the business of the Company as currently conducted thereon, or (g) Liens arising pursuant to the express terms of this Agreement or the other Transaction Documents.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Personnel” has the meaning specified in Section 4.14(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the day immediately after the Closing Date.

“Pre-Closing Tax Period” means any and all taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proposed Adjustments” has the meaning set forth in Section 3.5(b).

“Public Announcement Restrictions” has the meaning specified in Section 11.6(a).

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Claim” has the meaning specified in Section 8.2(a).

“Purchaser Common Stock” means the common stock of Purchaser, par value $0.001 per share.

“Purchaser Equity” has the meaning specified in Section 5.7(a).

“Purchaser Fundamental Representation” has the meaning specified in Section 8.1(b).

“Purchaser Indemnified Parties” has the meaning specified in Section 8.2(a).

“Purchaser Stock Consideration” means the aggregate number of shares issued as the Closing Share Payment.

“Real Property Leases” has the meaning specified in Section 4.18(a).

“Release” means any active or passive releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing, and the like, including without limitation, the movement of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

“Reserve Escrow Account” has the meaning specified in Section 3.18.

“Reserve Escrow Amount” has the meaning specified in Section 3.18.

“Responsible Party” means the Party responsible for filing Tax Returns, as specified in Article VII.

“Review Period” has the meaning specified in Section 3.2(b).

“Sellers” has the meaning specified in the preamble to this Agreement.

“Seller Claim” has the meaning specified in Section 8.3(a).

“Seller Indemnified Parties” has the meaning specified in Section 8.3(a).

“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by Sellers and/or the Company relating to the process of selling the Interests of the Company, whether incurred in connection with this Agreement or otherwise, including all legal, accounting, consulting, tax and investment banking fees and expenses, and (b) severance obligations, retention bonuses, “stay” bonuses, change in control bonuses, sale bonuses and similar payments and bonuses owed by the Company, in whole or in part, prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, employment, unemployment and similar Taxes relating thereto), in each case, whether accrued or unaccrued as of the Closing Date.

“Series A” has the meaning specified in Section 5.7(a).

“Series B” has the meaning specified in Section 5.7(a).

“Series C” has the meaning specified in Section 5.7(a).

“Series D” has the meaning specified in Section 5.7(a).

“Statement” has the meaning specified in Section 3.2(b).

“Settlement Certificate” has the meaning specified in Section 3.5(e).

“Settlement Date” has the meaning specified in Section 3.5(e).

“Straddle Period” means a Tax period that begins on or before and ends after the Closing Date.

“Tax” or “Taxes” means (a) any and all federal, state, local, and foreign taxes, charges, fees, levies, assessments, duties or other amounts payable to any Governmental Authority, including: income, franchise, profits, margin, gross receipts, minimum, alternative minimum, estimated, ad valorem, value-added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, escheat or unclaimed property, occupation, premium, registration, and gains taxes, customs, duties, imposts, charges, levies, or other similar assessments of any kind whatsoever, whether disputed or not, together with any interest, penalties, and additions imposed with respect thereto and any interest in respect of such penalties or additions; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

“Tax Return” means any return, document, declaration, report, claim for refund, information return, or statement required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning specified in Section 10.2.

“Third-Party Claim” has the meaning specified in Section 8.4(c).

“Third-Party Notice” has the meaning specified in Section 8.4(c).

“Top Customer” has the meaning specified in Section 4.12(a).

“Top Supplier” has the meaning specified in Section 4.12(b).

“Transaction Documents” means this Agreement and the agreements, instruments, notices, or other documents set forth in Sections 3.5 and 3.6 of this Agreement.

“Transfer Taxes” means any sales, use, excise, transfer, recordation, stamp, conveyance, value-added, or similar Taxes arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Working Capital Target” has the meaning specified in Section 3.4(b).

Section 1.2. Other Definitional and Interpretative Provisions

The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement (including any Exhibits and Schedules annexed hereto) as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are, in fact, followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law, or applicable Law shall be deemed to refer to such statute, rule, regulation, law, or applicable Law as amended or supplemented from time to time and to any rules, regulations, and interpretations promulgated thereunder (except to the extent otherwise expressly provided herein). References to any Contract are to that Contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in U.S. dollars currency in the manner and at the times set forth herein, and all monetary references used herein, including references to “$,” shall be to United States dollars unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II. PURCHASE AND SALE OF INTERESTS

Section 2.1. Purchase and Sale of Interests

At the Closing, and upon the terms set forth in this Agreement, Sellers shall sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers all of the Interests, free and clear from all Liens (other than Permitted Liens), together with Purchaser’s assumption of the balance sheet debt associated with business-related equipment and capital leases, as specifically set forth on Schedule 4.21. Except for the Indebtedness on Schedule 4.21, no other Indebtedness of the Company shall exist (or be assumed by Purchaser) at Closing.

ARTICLE III. CONSDERATION; CLOSING

Section 3.1. Closing Consideration

At Closing, Purchaser shall (a) pay to Sellers an amount equal to $17,000,000 and (b) shall deposit $1,000,000 (the “Reserve Escrow Amount”) into a separate account maintained by the Escrow Agent (the “Reserve Escrow Account”). For the avoidance of doubt, the amount payable to Sellers at Closing will equal $17,000,000, subject to any post-Closing adjustment pursuant to Section 3.4. Collectively, the $17,000,000 and the $1,000,000 may be referred to hereinafter as the “Closing Consideration.”

Section 3.2. Performance Awards

(a)  Performance Payments. Subject to the terms and provisions set forth in this Section 3.2, Purchaser shall pay to TJ Judge, subject to any set-off pursuant to Section 3.3 or Section 8.2(d), one or more of the following performance-based payments (each such payment, a “Performance Payment,” and collectively, the “Performance Awards”), which payments are in addition to the Reserve Escrow Amount.:

(i) Year 1 Performance Period. For the calendar year ended December 31, 2027 (the “Year 1 Performance Period”), TJ Judge shall be entitled to receive a cash payment of $1,000,000 if the Company’s Audited EBITDA for such calendar year equals or exceeds $3,745,000.

(ii) Year 2 Performance Period. For the calendar year ended December 31, 2028 (the “Year 2 Performance Period”), TJ Judge shall be entitled to receive a cash payment of $1,000,000 if the Company’s Audited EBITDA for such calendar year equals or exceeds $4,007,150.

(iii) Year 3 Performance Period. For the calendar year ended December 31, 2029 (the “Year 3 Performance Period” and together with the Year 1 Performance Period and the Year 2 Performance Period, collectively the “Performance Period” and each, a “Performance Year”), TJ Judge shall be entitled to receive a cash payment of $1,000,000 if the Company’s Audited EBITDA for such calendar year equals or exceeds $4,287,650.

(iv) In no event shall the aggregate amount of the Performance Awards exceed $3,000,000. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that TJ Judge’s receipt of any of the foregoing Performance Payments shall be, in all instances, subject to and conditioned upon the Audited EBITDA for the subject Performance Year being equal to or greater than the figures set forth above. For the avoidance of doubt, TJ Judge is not entitled to a Performance Payment for a subject Performance Year if the Audited EBITDA for such Performance Year is less than such year’s stipulated amount.

(b) Procedures Applicable to Determination of the Bonus Payments. During the Performance Period, on or before the date which is sixty (60) days after the last day of each annual Performance Year, Purchaser shall prepare and deliver to TJ Judge a written statement setting forth in reasonable detail its determination of the Audited EBITDA of the Company for the applicable annual Performance Year and its calculation of the applicable annual Performance Payment, if any (collectively, the “Statement”). TJ Judge shall have thirty (30) days after receipt of such Statement to review the calculation of the applicable annual Performance Payment (the “Review Period”), during which period Purchaser agrees to promptly deliver to TJ Judge and his accountants and representatives Purchaser’s books and records and work papers relating solely to the determination of Audited EBITDA of the Company as reasonably requested by TJ Judge. Prior to the expiration of the Review Period, TJ Judge may object to the calculation set forth in the Statement by delivering a written notice of objection to Purchaser (“Objection Notice”). Any such Objection Notice shall specify in detail the items in the applicable calculation disputed by TJ Judge and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If TJ Judge fails to timely deliver an Objection Notice to Purchaser prior to the expiration of the Review Period, then the calculation of the applicable Performance Payment set forth in the Statement shall be final and binding on the Parties. If TJ Judge timely delivers an Objection Notice, Purchaser and TJ Judge shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Audited EBITDA and the applicable annual Performance Payment for the applicable Performance Year. If Purchaser and TJ Judge are unable to reach an agreement on any unresolved disputed items within thirty (30) days after Purchaser’s receipt of such Objection Notice, all unresolved disputed items shall be promptly referred to an Independent Accountant. In resolving such disputed items, the Independent Accountant shall act as an expert, and not an arbitrator. The Independent Accountant shall be directed to render a written report on the unresolved disputed items only, with respect to the applicable calculation, as promptly as practicable. If any unresolved disputed items are submitted to the Independent Accountant, Purchaser and TJ Judge shall each furnish to the Independent Accountant such work papers, schedules, and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. Purchase and TJ Judge shall use their commercially reasonable efforts to cause the Independent Accountant to resolve such disputed items as soon as practicable based solely on the applicable definitions and other terms in this Agreement and the documents presented by Purchaser and TJ Judge and other supporting materials reasonably requested by the Independent Accountant and not by an independent review. The resolution of the disputed item in the Objection Notice by the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne equally between Purchaser and TJ Judge.

(c) Post-Closing Operation of the Business. Subject to the terms of this Agreement, subsequent to the Closing, Purchaser shall have ultimate discretion with regard to all matters relating to the operation of the Company; provided, that during any Performance Year: (i) Purchaser shall operate the Company in good faith and will not act or refrain from acting in a way primarily intended to result in a reduction of EBITDA of the Company; (ii) subject to Section 3.2(d) below, Purchaser shall not directly or indirectly sell or otherwise transfer all or substantially all of the equity or assets of the Company unless, as a prerequisite to such sale, the acquirer agrees in writing to assume (and to cause any subsequent acquirer to assume) the obligations of Purchaser with respect to the applicable annual Performance Payment that may become payable or otherwise accrue with respect to the remainder of any Performance Years pursuant to this Section 3.2; (iii) Purchaser shall not divert, transfer or otherwise allocate earnings, income, revenue or sales or business opportunities from the Company that are originated or received by the Company or its representatives to any other business unit of Purchaser or any Affiliate of Purchaser, including any such business units or Affiliates that are engaged in the same business as is the Business; and (iv) in the event that Purchaser or its Affiliates provides corporate, technology, marketing, accounting, legal or other professional services or administrative or back-office services to the Company, Purchaser may allocate those expenses related to the services to the Company in accordance with GAAP. Notwithstanding the foregoing, Purchaser has no obligation to operate the Company in a manner calculated to achieve or maximize any annual Bonus Payment.

(d) Directions for Payment of Bonus Payments. Following the final determination of any annual Performance Payment owed by Purchaser to TJ Judge, if any, pursuant to the provisions of Section 3.2(b), TJ Judge shall provide Purchaser with a letter containing instructions as to how to remit payment of such annual Performance Payment and such annual Performance Payment shall be made within five (5) Business Days following the receipt of such instructions.

(e) Termination of Employment. Notwithstanding the foregoing, in the event that TJ’s employment with the Company is terminated by either the Company or TJ Judge, then TJ Judge shall forfeit his right to receive the Performance Award with respect to any Performance Periods ending on or after such termination date.

(f) Treatment of Bonus Payments. All amounts paid to TJ Judge under this Section 3.2 shall be treated by the Parties hereto for all Tax purposes as adjustments to the Closing Consideration, unless otherwise required by Law.

Section 3.3. Earn-Out Payments. In addition to the Closing Consideration payable pursuant to Section 3.1 and the Performance Awards payable pursuant to Section 3.2, and subject to any set-off pursuant to Section 3.4 or Section 8.2(d), Sellers shall be entitled to receive earn-out payments in an aggregate amount of up to $2,000,000 (collectively, the “Earn-Out Payments”), payable as follows:

(a) Year 1 Earn-Out Payment. Sellers shall be entitled to receive a cash payment of $1,000,000 in respect of the calendar year ending December 31, 2027, provided that (i) the Company’s Audited EBITDA for such calendar year exceeds $3,500,000, and (ii) TJ remains continuously employed by the Company through December 31, 2028.

(b) Year 2 Earn-Out Payment. Sellers shall be entitled to receive a cash payment of $1,000,000 in respect of the calendar year ending December 31, 2028, provided that (i) the Company’s Audited EBITDA for such calendar year exceeds $3,5000,000, and (ii) TJ remains continuously employed by the Company through December 31, 2028.

(c) Forfeiture. If the conditions applicable to any Earn-Out Payments described in this Section 3.3 are not satisfied for a particular year, Sellers shall not be entitled to such Earn-Out Payment for such year, and no portion thereof shall accrue or be payable in any future period. In no event shall the aggregate Earn-Out Payments payable pursuant to this Section 3.3 exceed $2,000,000.

(d) Payment Timing. Any Earn-Out Payment payable pursuant to this Section 3.3 shall be paid within sixty (60) days following the final determination of satisfaction of the applicable conditions for such Earn-Out Payment.

(e) Determination; Dispute Resolution. The determination of Audited EBITDA for purposes of this Section 3.3 and the resolution of any disputes relating thereto shall be made in accordance with the procedures set forth in Section 3.2(b), applied as appropriate to the Earn-Out Payments.

Section 3.4. Right of Set Off

Sellers and Purchaser shall have the right to withhold and set off against any amount owed to the other Party pursuant to this Agreement, including but not limited to any Damages that a Purchaser Indemnified Party is entitled to set off under Section 8.5(a).

Section 3.5. Working Capital; Adjustment

(a) Not later than the sixtieth (60th) day after the Closing Date, Purchaser shall prepare and deliver to Sellers a balance sheet for the Company as of the Closing Date prepared in accordance with GAAP and a calculation of the Working Capital as of the Closing Date (such calculation together with any adjustments properly made pursuant to Section 3.5(b) below, the “Closing Date Working Capital” and together with the Closing Date Working Capital, the “Closing Date Calculation”). Purchaser also shall provide Sellers with reasonable access to all work papers in connection with the Closing Date Calculation and with access to, and the cooperation of, all relevant personnel. Sellers shall have the right to dispute the Closing Date Calculation (and any items therein) and make any proposed adjustments thereto as provided in Section 3.5(b) below.

(b) Sellers shall have until the thirtieth (30th) day after Purchaser delivers to Sellers the Closing Date Calculation to propose any adjustments thereto. All adjustments proposed by Sellers (the “Proposed Adjustments”) shall be set out in reasonable detail in a written statement delivered to Purchaser (the “Adjustment Statement”). Failure by Sellers to deliver an Adjustment Statement within such 30-day period shall constitute acceptance by Sellers of the Closing Date Calculation and such Closing Date Calculation shall be considered final. If at the time of the Sellers deliver the Adjustment Statement to Purchaser, Sellers and Purchaser do not dispute that a sum, net of the effects of the Proposed Adjustments, is owed by one Party to the other pursuant to this Section 3.5, then the owing Party shall pay such amount (an “Interim Payment”) within five (5) Business Days thereafter and if such Interim Payment is due to Purchaser, Purchaser and Sellers shall, within such five (5) Business Day period, execute and deliver to the Escrow Agent a joint written instruction in accordance with the Escrow Agreement instructing the Escrow Agent to release to Purchaser from the Reserve Escrow Amount an amount equal to such Interim Payment. If Sellers timely deliver an Adjustment Statement to Purchaser, Purchaser and Sellers shall attempt in good faith to resolve any dispute regarding the Proposed Adjustments (any such Proposed Adjustments so disputed, the “Contested Adjustments”), but if a final resolution thereof is not obtained within thirty (30) days after Sellers deliver to Purchaser said timely Adjustment Statement, then Purchaser and Sellers shall jointly engage the Independent Accountant, as an expert and not as an arbitrator, to resolve any remaining disputes concerning the Contested Adjustments. Each of the Parties shall execute any retainer agreements and Purchaser, on the one hand, and Sellers, on the other hand, shall each fund one-half of any retainer customarily requested by the Independent Accountant. The Parties agree that the Independent Accountant shall, and the Purchaser and the Sellers shall request the Independent Accountant to, only make a determination as to the Contested Adjustments (and only within the ranges submitted by the Parties). To the fullest extent permitted by Law, the Independent Accountant’s determination shall be final, non-appealable, and binding on the Parties, absent manifest or arithmetic error or fraud by or upon the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Party whose estimate of the Contested Adjustments in the aggregate is furthest from the Independent Accountant’s calculation of the Contested Adjustments in the aggregate based on the relative absolute values of such estimates and calculation. Purchaser and Sellers shall request that the decision of the Independent Accountant include a certificate of the Independent Accountant setting forth the Closing Date Working Capital calculation (the “Settlement Certificate”). The “final” Closing Date Working Capital shall be deemed to include all applicable proposed adjustments not disputed by Purchaser and those adjustments accepted or made by the Independent Accountant in resolving the applicable Contested Adjustments.

(c) If the Closing Date Working Capital is equal to or greater than $6,818,222 (the “Working Capital Target”), on the Settlement Date, (i) Purchaser shall pay to Sellers the amount of such excess, taking into account any applicable Interim Payment, and (ii) Purchaser and Sellers execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint written instruction instructing the Escrow Agent to release to Sellers the entire Reserve Escrow Amount.

(d) If the Closing Date Working Capital is less than the Working Capital Target, on the Settlement Date, Purchaser and Sellers shall execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint written instruction instructing the Escrow Agent (i) to release to Purchaser from the Reserve Escrow Amount the amount of such shortfall taking into account any applicable Interim Payment, and (ii) release to Sellers the remaining balance of the Reserve Escrow Amount, if any. The Reserve Escrow Account shall be the exclusive source of recovery for amounts owed under this Section 3.5(d).

(e) There shall be a “Settlement Date” after the calculation of the Closing Date Working Capital, which shall mean the following, as applicable: (i) if Sellers accept the Closing Date Working Capital calculation, five (5) Business Days after Sellers notify Purchaser of such acceptance; (ii) if Sellers have not timely delivered an Adjustment Statement to Purchaser, thirty-five (35) days after Purchaser delivered to Sellers the Closing Date Calculation and supporting documentation; (iii) if Sellers and Purchaser have any disputes regarding Contested Adjustments and they resolve all of those disputes in writing, five (5) Business Days after such resolution; (iv) five (5) Business Days after the Independent Accountant delivers the Settlement Certificate, if applicable, or (v) such other date as may be agreed in writing between Sellers and Purchaser.

Section 3.6. Closing

Subject to the satisfaction or waiver of the conditions to Closing set forth in Sections 6.7, 6.8 and 6.9, the Closing will take place remotely, by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format, on the Closing Date (or at such other time, date and place as may be mutually agreed in writing by Sellers and Purchaser). The Closing shall be effective as of 12:01 am (Central Time) on the Closing Date.

Section 3.7. Deliveries of Sellers at Closing

At or prior to Closing (or, to the extent specifically set forth below, subsequent to Closing), Sellers shall deliver or cause to be delivered or made available to Purchaser:

(a) counterparts to this Agreement duly executed by Sellers and the Company;

(b) all of the books and records of the Company, including all Organizational Documents of the Company, in addition to a written amendment to the operating agreement of the Company pursuant to its terms, among other things, listing Purchaser as the sole member and owner of 100% of the outstanding membership interests of the Company;

(c) a counterpart to an employment agreement, dated as of the Closing Date, by and between the Company and each Key Employee, in substantially the form attached as Exhibit A hereto, and duly executed by each such Key Employee (each an “Employment Agreement”);

(d) a counterpart to the Escrow Agreement, dated as of the Closing Date, by and among Sellers, Purchaser and Escrow Agent, in substantially the form attached hereto as Exhibit B, duly executed by Sellers the “Escrow Agreement”);

(e) a certificate of an officer (or the manager, if no officers) of the Company, in form and substance reasonably satisfactory to Purchaser, attaching copies of the (i) Articles of Organization of the Company certified by the Secretary of State of the State of Tennessee, (ii) the limited liability company agreement of the Company, (iii) resolutions of the members of the Company authorizing and approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and certifying that each of the documents attached pursuant to clauses (i)-(iii) are true and complete (the “Officer’s Certificate”);

(f) a certificate of existence with respect to the Company issued by the Secretary of State of the State of Tennessee, dated within ten (10) days of the Closing Date, certifying that the Company is in good standing in the State of Tennessee, and certificates of good standing (or equivalent) from the Secretary of State (or equivalent Governmental Authority) of each other jurisdiction where the Company is qualified to do business, if any;

(g) a general release of all claims in favor of the Company, duly executed by Sellers, in substantially the form attached hereto as Exhibit C (the “General Release”);

(h) evidence that the Company has at least $1,000,000 in Cash on Hand in its bank accounts as of the Closing Date, pursuant to Section 6.7; and

(i) such other documents or instruments as Purchaser may reasonably request and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 3.8. Deliveries of Purchaser at Closing

At Closing, Purchaser shall deliver, or cause to be delivered, to Sellers or the Persons or accounts, as applicable, designated by Sellers at least five (5) Business Days prior to the Closing Date, as applicable:

(a) $17,000,000 of the Closing Consideration payable to Sellers by wire transfer of immediately available funds to an account as designated by Sellers prior to Closing and $1,000,000 payable into the Escrow Account;

(b) a counterpart to this Agreement duly executed by an authorized officer of Purchaser;

(c) a counterpart to each of the Employment Agreements, duly executed by an authorized officer Purchaser;

(d) a counterpart to the Escrow Agreement duly executed by an authorized officer of Purchaser;

(e) a counterpart by Purchaser as lessee, to a new lease agreement for an initial term of ten (10) years, with the Sellers for the property located at 220 Calsonic Way, Shelbyville, TN, 37160 in a form reasonably acceptable to Purchaser and the Company, and that shall be duly counter-executed by BJ as the landlord; and

(f) such other documents or instruments as Sellers may reasonably require and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 3.9 Withholding

Notwithstanding any provision contained herein to the contrary, Purchaser and the Company shall be entitled to deduct and withhold from the Closing Consideration all Taxes that Purchaser and the Company may be required to deduct and withhold under any applicable provision of Tax Law. All such deducted or withheld amounts shall be treated as delivered to Sellers hereunder. If Purchaser determines that it is obligated to so deduct or withhold any amounts, Purchaser shall provide the applicable recipient with prior written notice of its intent to deduct and withhold and cooperate with the applicable recipient to eliminate or reduce such withholding.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLERS

All representations and warranties are made subject to the exceptions noted in the schedules delivered to Purchaser concurrently herewith and identified by the Parties as the “Disclosure Schedules.” No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each Schedule of the Disclosure Schedules will be numbered to correspond to the paragraph of the section to which it relates. Sellers hereby make the following representations and warranties to Purchaser:

Section 4.1. Organization and Qualification of the Company

(a) The Company is a limited liability company duly formed and validly existing under the laws of the State of Tennessee. The Company has the requisite power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as currently conducted by the Company. The Company is duly qualified to do business and is in good standing as a limited liability company in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and would not have a Material Adverse Effect on the Company or the Business. Schedule 4.1(a) sets forth a list of (i) all jurisdictions in which the Company is authorized to transact business and (ii) all managers, directors, and officers of the Company.

(b) True and complete copies of the Articles of Organization and limited liability company agreement of the Company, all equity records, and all other records of the Company have been delivered or otherwise made available to Purchaser. All of the books and records of the Company and Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transactions of the Company. The Company is not in violation, in any material respect, of its Organizational Documents.

Section 4.2. Capitalization of the Company

(a) Sellers, as of the date hereof, are the owners of all of the Interests, and no other Person has had or does have any right with respect to any of the membership interests of the Company. All of the Interests are validly issued and fully paid, and Sellers are the record and beneficial owner(s) of all Interests, free and clear of all Liens (other than Permitted Liens). The Interests constitute all of the issued and outstanding membership interests of, and a 100% membership interest in, the Company. Upon the consummation of the transactions contemplated herein, Purchaser will acquire good and valid legal and beneficial title to all of the issued and outstanding Interests, free and clear of all Liens, other than restrictions on transfer imposed by federal and state securities laws.

(b) Except as set forth in the Organizational Documents of the Company, there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the membership interests of the Company or obligating Sellers to sell any membership interests of, or any other interest in, the Company. There are no outstanding (i) equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company, or (ii) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of the Company.

Section 4.3. Capacity; Enforceability

Sellers have all necessary power and authority, and legal capacity to enter into and deliver this Agreement and the other Transaction Documents to which Sellers are a party, to carry out Sellers’ obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Sellers are a party have been duly authorized, executed and delivered by Sellers and constitute a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms and conditions, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (b) general principles of equity.

Section 4.4. No Conflict

The execution, delivery and performance by Sellers of this Agreement and each Transaction Document to which any Seller is a party, and the consummation by Sellers of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any material provision of any Law or Governmental Order to which either Seller or the Company is subject, (b) violate any material provision of the Organizational Documents of the Company, or (c) except as set forth on Schedule 4.4, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the consent of any third party, under any Material Contract or Permit to which any Seller or the Company is a party or by which any Seller or the Company may be bound or affected, or result in or permit the termination or amendment of any provision of any such Material Contract or Permit, except where the violation, breach, default, conflict, termination, or amendment would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.4, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority or other Person is required to be obtained or made by each Seller or the Company in connection with the execution, delivery, and performance by each Seller of this Agreement or any Transaction Document to which each Seller is a party, or the taking by any Seller or the Company of any other action contemplated hereby or thereby, and such consents, approvals, authorizations, exemptions, or filings which, in the aggregate, would not have a Material Adverse Effect.

Section 4.5. Title to Assets; Sufficiency and Condition; Possession

(a) The Company owns or has a good and valid title to, or leasehold interest in, or other right to use all of the Assets free and clear of all Liens (other than Permitted Liens).

(b) The Assets are in good working condition (normal wear and tear excepted), are suitable for the uses intended therefor, and, to the Knowledge of Sellers, are free from any latent defects. The Assets include all of the Assets used by the Company in the operation of the Business as currently conducted and as currently contemplated to be conducted. The Assets are adequate to conduct the Business as it is presently being conducted and will be adequate to enable Purchaser to continue to conduct the Business as it is presently being conducted.

(c) The Company is in full possession of the Assets owned by it. Schedule 4.5(c) sets forth any items owned by Sellers that are located at the Real Property. The Company is the only Person through which the Business is conducted, and no similar business is conducted by any Affiliate of the Company or Sellers. The Company has possession of all books and records reasonably necessary for the conduct of the Business, and the Company is the owner of all such books and records.

Section 4.6. Litigation and Proceedings

Since January 1, 2022, neither the Company nor Sellers have received service of process, and to the Knowledge of Sellers, there are no pending or threatened Actions before or by any Governmental Authority against the Company. Except as set forth on Schedule 4.6, there is no unsatisfied or open Governmental Order binding upon the Company. There is no outstanding litigation, unsatisfied judgment, order or decree or any open injunction binding upon the Company, and to the Knowledge of Sellers, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation would reasonably be expected to result.

Section 4.7. Employee Plans

(a) For purposes of this Section 4.7, “Employee Benefit Plan” means each written employee benefit plan, scheme, program, policy, agreement, arrangement and contract (including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, or equity-based arrangement, and any employment, termination, retention, bonus, change in control, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, program, policy, arrangement or contract and any trust, escrow or other funding arrangement related thereto which is maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former partner, officer, employee or director or the dependents thereof.

(b) All Employee Benefit Plans comply in all material respects with and are, and have been, operated in material accordance with their respective terms and with each applicable provision of ERISA, the Code, and all other applicable Laws. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from, or may rely on a favorable opinion or advisory letter issued by, the Internal Revenue Service (“IRS”) and, to the Knowledge of Sellers, there are no facts or circumstances that are reasonably likely to cause the revocation or such determination letter, or the unavailability of reliance on such opinion or advisory letter, from the IRS. Full payment has been made of all material contributions, premiums, benefits, distributions, and other amounts which the Company is obligated to pay under and to all Employee Benefit Plans attributable to any period prior to the Closing. There are no pending or, to the Knowledge of Sellers, threatened claims against or otherwise involving any Employee Benefit Plan (other than routine claims for benefits), and there are no pending or, to the Knowledge of Sellers, threatened audits, investigations, or other proceedings by any Governmental Authority with respect to any Employee Benefit Plan.

(c) Neither the Company nor any ERISA Affiliate has at any time maintained, administered, contributed to, or had any obligation or liability (contingent or otherwise) under (A) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (B) a multiemployer plan (as defined in Section 3(37) of ERISA). No Employee Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA.

(d) Schedule 4.7(d) is a true, complete, and correct list of all Employee Benefit Plans of the Company. No Employee Benefit Plan (i) requires the consent of any third party to the transactions contemplated by this Agreement, (ii) will be in default or result in default thereunder as a result of consummation of the transactions contemplated by this Agreement, or (iii) will be subject to termination as a result of contemplation of the transactions contemplated by this Agreement.

(e) No event has occurred in connection with the transactions set forth herein or specifically related to the Employees which could cause the Company or any ERISA Affiliate of the Company, or any Employee Benefit Plan, directly or indirectly, to be subject to any material liability (i) under any Law relating to any Employee Benefit Plan or (ii) pursuant to any obligation of the Company to indemnify any Person against liability incurred under any such Law as it relates to Employee Benefit Plans.

(f) Each Employee Benefit Plan subject to Code Section 409A has been operated in material compliance with Code Section 409A and applicable guidance thereunder, and no Employee is entitled to any gross-up or otherwise entitled to indemnification by the Company for the interest or additional Tax set forth under Code Section 409A.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the funding, acceleration, vesting, or creation of, or increase in, any rights of any Person to any payments or other benefits, including any rights under any severance, parachute or change of control agreement. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.8. Labor Relations

Schedule 4.8 contains a complete and accurate list of the following information for each of the employees (each, an “Employee” and collectively, the “Employees”) and independent contractors (as applicable) of the Company engaged by the Company as of the Effective Date: name, job title, date of hire, and non-exempt status. Schedule 4.8 also sets forth a true and correct list of (x) all collective bargaining agreements to which the Company is a party with respect to the Employees and (y) all written agreements to which the Company is a party with respect to any Employee and which may not be terminated at will, or by giving notice of thirty (30) calendar days or less, without cost or penalty. Except as set forth on Schedule 4.8, and with respect to the Employees only (other than with respect to paragraph (d) below, which relates to the Company’s employees generally):

(a) the employment of all Employees is terminable at will with no cost to the Company, except for payment of accrued salaries or wages and vacation pay or any benefits under any other Employee Benefit Plan as required by Law;

(b) the Company has not entered into any severance or similar arrangement in respect of any Employees that will result in any obligation (absolute or contingent) of Purchaser or the Company to make any payment to any Employee following termination of employment or upon a change of control;

(c) the Company has not engaged in any unfair labor practice, and there are no complaints against the Company pending or threatened before any Governmental Authority, including the National Labor Relations Board, by or on behalf of any employee thereof;

(d) there are no, and for the past three (3) years have been no, labor strikes, slowdowns or stoppages, unionization, or collective bargaining efforts pending or threatened with respect to the employees of the Company, and the Company has not experienced any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees;

(e) for the past three (3) years, the Company has complied in all material respects with all Laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration and the right to work as currently employed by the Company, wages, including, but not limited to, the payment of overtime wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings, and the classification of workers as employees or independent contractors (hereinafter collectively referred to as the “Employment Laws”);

(f) all necessary visa or work authorization petitions have been timely and properly filed on behalf of any employees of the Company requiring a visa stamp, I-94 status document, employment authorization document, or other immigration document to legally work in the United States, and all paperwork retention requirements with respect to such applications and petitions have been met;

(g) the Company has complied with applicable immigration laws with respect to the employment of foreign nationals;

(h) the Company has timely and properly completed I-9 forms for all existing Employees hired since the effective date of the Immigration Reform and Control Act of 1986 and has lawfully retained and verified all such I-9 forms;

(i) there are no, and for the past three (3) years, have been no, proceedings pending or, to the Knowledge of Sellers, threatened against the Company relating to the Company’s compliance with federal immigration regulations, including compliance with federal immigration laws; and

(j) the Company has not received any letters from the Social Security Administration regarding the failure of an employee’s social security number to match his or her name in the Social Security Administration database, and Sellers have not received any letters or other correspondence from the Department of Homeland Security or other Governmental Authorities regarding the employment authorization of any employees of the Company.

Section 4.9. Taxes

With respect to the Company:

(a) Except as set forth on Schedule 4.9(a), the Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company have been paid or accrued.

(b) No Tax deficiency has been proposed or assessed against the Company, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any Tax nor agreed to any extension of time with respect to a Tax assessment or deficiency. Except for Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes on the Assets and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien.

(c) All Taxes that the Company is or was required to withhold or collect (for employees, independent contributors, consultants, note holders, members and other Persons) have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authority.

(d) The Company has not been, and the Company is not currently the subject of, and there are no pending or to the Knowledge of Sellers threatened, disputes, claims, actions, examinations, audits, investigations, litigations, or other proceedings against the Company with respect to Taxes. Except as set forth on Schedule 4.9(d), the Company has not received notice of any issue or question currently pending by any Governmental Authority in connection with the Company’s Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not currently file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) None of the Assets consist of any stock, partnership interest, limited liability company interest, legal or beneficial interest, or any other equity interest in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(f) The Company does not have: (i) an obligation to make a payment that is not deductible under Section 280G of the Code, (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes, (iii) an obligation under any record retention, transfer pricing, closing, or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on Purchaser after the Closing, (iv) an obligation under any agreement, contract, arrangement, or plan to indemnify, gross up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person, or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

(g) Sellers understand that each Seller (and not Purchaser) shall be responsible for Seller’s own Tax liability that may arise as a result of such Seller’s receipt of the Closing Consideration or the transactions contemplated by this Agreement.

(h) Except for certain representations related to Taxes in Section 4.7 (Employee Plans), the representations and warranties set forth in this Section are each Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.10. Governmental Authorities; Consents

Except as set forth on Schedule 4.10, no consent, approval, authorization, license, order or permit of, or declaration, filing, or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by the Company or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.11. Insurance

(a) The Company maintains insurance with respect to its properties and the Business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as the Company, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b) Schedule 4.11(b) contains a list and a description of all policies of property, fire and casualty, product liability, professional liability, general liability, workers’ compensation, bonding arrangements, and other forms of insurance held or implemented by the Company. Except as set forth on Schedule 4.11(b), all consents required to be provided under the Company’s insurance policies in respect of the transactions contemplated hereby have been obtained.

(c) All such policies listed on Schedule 4.11(b) are in full force and effect. The Company is not in default of, has paid all premiums due, and has otherwise performed all obligations under each policy listed on Schedule 4.11(b). The Company has not received (i) any written notice of cancellation or modification of any policy listed on Schedule 4.11(b) or written refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, (iii) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder or has made any reservation of right or similar exception in respect of any claim thereunder, and (iv) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

(d) Except as described on Schedule 4.11(b), within the past three (3) years, (i) the Company has not made any material claims against any of the insurance policies and arrangements of the Company, and (ii) to the Knowledge of Sellers, no other party has made or threatened to make a material claim against any of the insurance policies and/or arrangements of the Company.

Section 4.12. Customers and Suppliers

(a) Schedule 4.12(a) sets forth a list of the customers of the Company (measured by dollar amount of revenue, and for customers having multiple locations or Affiliates being served under a single contract or a series of related contracts with the Company, measured on a consolidated basis including all such locations and/or Affiliates) that represent at least 80% of the revenue of the Business (each, a “Top Customer” and, collectively, the “Top Customers”) and the dollar amount of the Company’s revenue generated from each Top Customer for each of the years ended December 31, 2023, December 31, 2024, and December 31, 2025, and for the three-month period ended March 31, 2026.

(b) Schedule 4.12(b) sets forth the top twenty (20) suppliers of the Company (measured by dollar amount of purchases) (each, a “Top Supplier” and, collectively, the “Top Suppliers”) and the dollar amount of the Company’s purchases from each such supplier for each of the years ended December 31, 2023, December 31, 2024 and December 31, 2025, and for the three-month period ended March 31, 2026.

(c) As of the date hereof, neither the Company nor have Sellers received any written communication (including e-mails) from any Top Customer or Top Supplier indicating any intention or threat to (i) terminate or materially reduce purchases from or supplies to the Company, (ii) fail to renew any Contract with the Company, (iii) materially reduce sales or services to the Company, (iv) materially increase prices charged to the Company other than price changes that may generally be imposed to all similar customers or otherwise reflective of the industry, or (v) materially reduce incentives or discounts provided to the Company, and to the Knowledge of Sellers, no such action is being considered by any of the Top Customers or Top Suppliers other than as related to the industry generally, or that any facts or circumstances exist that might reasonably cause such action to be considered by any of the Top Customers or Top Suppliers other than as related to the industry generally.

Section 4.13. Product or Service Liability

No claim or allegation of personal injury, death, or property or economic damages, claim for punitive or exemplary damages, claim for contribution or indemnification, or claim for injunctive relief in connection with any service performed by the Company, individually and in the aggregate, in an amount in excess of $25,000, is pending or, to the Knowledge of Sellers, threatened against the Company. Except as described on Schedule 4.13, there are no warranty claims or other claims relating to any service performed by the Company or any similar claims pending or, to the Knowledge of Sellers, threatened against the Company, individually and in the aggregate, in an amount in excess of $25,000.

Section 4.14. Absence of Certain Changes or Events

Since December 31, 2022, except as disclosed on Schedule 4.14, the Business has been carried on by the Company in the Ordinary Course of Business, and there has not been any:

(a) Material Adverse Effect;

(b) issuance, purchase, redemption of any of its Interests, or grant or issuance of any option, warrant, or other right to purchase or acquire any such equity securities;

(c) increase in the compensation payable or to become payable by the Company to any of its officers, employees, directors, consultants, or agents (collectively, “Personnel”) other than in the Ordinary Course of Business;

(d) bonus, incentive compensation, service award, or other like benefit granted, made or accrued or agreed to be granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel other than in the Ordinary Course of Business;

(e) payments to any pension, retirement, profit-sharing, bonus, or similar plan, except in the Ordinary Course of Business;

(f) payment or other distribution to any Employee, except compensation paid in the Ordinary Course of Business;

(g) change in relations between the Company and any unions or workers’ councils of the employees of the Company that adversely affects the Company;

(h) sale, assignment, or transfer of any Assets of the Company other than in the Ordinary Course of Business;

(i) failure to operate the Company in the Ordinary Course of Business, to use reasonable efforts to preserve the Company intact, to keep available the services of the necessary Personnel consistent with past practices, and to preserve the goodwill of its suppliers, customers and others having business relations the Company;

(j) amendment, cancellation, or termination of any Contract other than in the Ordinary Course of Business or Contracts where the aggregate payments in one (1) year do not exceed $250,000;

(k) material change in collection policies or payment terms applicable to any of the Top Suppliers or Top Customers of the Company, including without limitation granting any credits against any outstanding Accounts Receivable other than in the Ordinary Course of Business;

(l) change in accounting methods or practices by the Company;

(m) revaluation by the Company of its Assets, including, without limitation, writing off notes or Accounts Receivable other than in the Ordinary Course of Business;

(n) damage, destruction, or loss (whether or not covered by insurance) adversely affecting the properties or any business of the Company in any material respect;

(o) transaction or Contract entered into outside the Ordinary Course of Business or with any partner, interest holder, member, officer, director or other Affiliate of the Company or Sellers;

(p) single capital expenditure in excess of $50,000, or capital expenditures in the aggregate in excess of $150,000;

(q) declaration, payment, setting aside for payment of any distribution (whether in equity or property) with respect to any interests of the Company;

(r) waiver or release of any material right or claim of the Company;

(s) modification, amendment or termination of any Contract, which are in the aggregate materially adverse to the Company; or

(t) execution of any Contract to do any of the foregoing.

Section 4.15. Affiliate Transactions

Except as set forth on Schedule 4.15, since December 31, 2022, no member, officer, manager, or director of the Company, nor any Affiliate of the Company, has or had: (i) any contractual or other claim, express or implied, of any kind whatsoever against the Company, (ii) any interest in any property or Assets used by the Company, or (iii) engaged in any other material transaction with the Company (other than employment relationships).

Section 4.16. Accounts Receivable

The Accounts Receivable reflected on the Financial Statements and the Accounts Receivable arising after the date thereof have arisen from bona fide transactions entered into by the Company involving the sale of goods actually delivered or services actually rendered in the Ordinary Course of Business and have been billed or will be billed. Schedule 4.16 contains true, complete and accurate statement of Accounts Receivable as of the close of business on the last Business Day immediately prior to the date of this Agreement.

Section 4.17. Financial Statements

(a) Schedule 4.17(a) sets forth true and complete copies of the (i) audited balance sheets of the Company as of December 31, 2023 and December 31, 2024, the related audited statements of income and cash flows for the calendar years ended December 31, 2023 and 2024; and (ii) audited balance sheet of the Company as of September 30, 2025, the related audited statements of income for the nine-month period then ended and the related audited statements of cash flows for the nine-month period from January 1 through September 30, 2025 (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company as of the dates and for the time periods indicated and have been prepared in accordance with the Company accounting practices consistently applied throughout the periods indicated and reviewed by the management of the Company. The Financial Statements were derived from the books and records of the Company, which are accurate and complete, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c) The Company does not have any obligation, liability or Indebtedness of the type that is required to be set forth on a balance sheet in accordance with GAAP except those that: (i) are fully accrued or reserved against in the Financial Statements regardless of whether such obligation, liability or Indebtedness is required by the Company accounting practices to be included in the Financial Statements, (ii) were incurred since the most recent balance sheet included in the Financial Statements in the Ordinary Course of Business, (iii) are obligations under Contracts, excluding liability for breaches thereof, or (iv) are expressly set forth in this Agreement or Schedule 4.17(c).

(d) The Company has established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with the Company accounting practices, (ii) the receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Company that could have a material effect on financial statements of the Company.

Section 4.18. Real Property

(a) Owned Real Property. Schedule 4.18(a) sets forth a true and complete list and description (including street address and legal description) of all real property owned by the Company (the “Owned Real Property”). Except as set forth on Schedule 4.18(a), the Company has good and marketable fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. The Company has not leased, subleased, or otherwise granted to any Person the right to use or occupy any Owned Real Property, nor is any Person (other than the Company) in possession of all or any portion of the Owned Real Property. Except as set forth on Schedule 4.18(a), no Owned Real Property is subject to any pending or, to the Knowledge of Sellers, threatened condemnation, expropriation, eminent domain, or similar proceeding, and neither the Company nor Sellers has received any written notice of any such proceeding.

(b) Leased Real Property. Schedule 4.18(b) sets forth a true and complete list and description of all real property leased, licensed to, or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”), including the address thereof, the annual fixed rental, the expiration of the applicable lease term, any lease extension options and any security deposits). A true and correct copy of the lease, license, or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by the Company or, the Knowledge of Sellers, the lessor under any of the Real Property Leases, and to the Knowledge of Sellers, no event has occurred which (with notice, lapse of time, or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.18, no consent is required from the lessor under any of the Real Property Leases in connection with the transactions contemplated by this Agreement and the Transaction Documents, which has not been obtained and provided to Purchaser. The Company has not leased or sublet as lessor or sublessor, and no Person (other than the Company) is in possession of any of the Leased Real Property.

(c) Compliance with Laws. To the Knowledge of Sellers, all improvements located on, and the use presently being made of, the Owned Real Property and the Leased Real Property (together, the “Real Property”) comply in all material respects with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by applicable Law, and the same use thereof by Purchaser following Closing, in the same manner as conducted by the Company prior to Closing, will not result in any violation of any such code, ordinance, regulation or standard. To the Knowledge of Sellers, the present use and operation of the Owned Real Property and Leased Real Property does not constitute a non-conforming use and is not subject to a variance. There is no pending, nor to the Knowledge of Sellers, proposed or threatened change in any such code, ordinance, regulation, or standard that would materially adversely affect the Company.

(d) Taxes and Assessments. To the Knowledge of Sellers, there is no currently pending or contemplated reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent, or other sums and charges payable by the Company under any agreement relating to the Real Property.

(e) Condemnation. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting all or any portion of the Real Property. Neither the Company nor either of the Sellers has received any written notice or oral notice of any such proceeding and, to the Knowledge of Sellers, no such proceeding is contemplated.

(f) Condition and Utilities. There are no material defects in, mechanical failure of, or damage to, the Real Property. The mechanical, electrical, and HVAC systems serving the Real Property are in good working condition (normal wear and tear excepted). All utilities (including water, sewer or septic, gas, electricity, trash removal, and telephone service) are available to the Real Property in sufficient quantities and quality to adequately serve the Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

Section 4.19. Environmental

(a) The Company is presently and has been for the past three (3) years prior to the Closing Date in material compliance with all Environmental Laws applicable to the Real Property, formerly owned, leased, or operated locations, or its Business. Neither the Company nor Sellers have received any written notice, report, or other communication regarding any violation, alleged violation, or potential liability under any Environmental Laws and, to the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to give rise to any such violation of or potential liability under any Environmental Laws.

(b) There are no writs, injunctions, decrees, orders, or judgments outstanding, or any actions, suits, claims, proceedings, demands, notices of violation, deficiency notices, investigations, or the like pending or threatened, relating to compliance with or liability under any Environmental Law affecting the Company.

(c) With regard to the Real Property, to the Knowledge of Sellers, there is no asbestos or any asbestos-containing materials used in, applied to, or in any way incorporated in any building, structure, or other form of improvement on the Real Property.

(d) To the Knowledge of Sellers, there has been no Release or threatened Release of, or exposure of any Person to, Hazardous Materials by the Company or, to the Knowledge of Sellers, by any other Person at the Real Property, any real property owned, leased or operated by the Company, or elsewhere that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

Section 4.20. Legal Compliance

Except with respect to (a) matters set forth on Schedule 4.20, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19), (c) compliance with Employment Laws (as to which certain representations and warranties are made pursuant to Section 4.8), and (d) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.9), Sellers (with respect to the Business) and the Company are now, and at all times for the three (3) years prior to the Closing Date, have been in compliance with all material Laws or material Governmental Orders with respect to the operation of the Company, the Business, and the Assets. The Company is not, and no Affiliate of the Company has, for the three (3) years prior to the Closing Date, conducted or initiated any internal investigation with respect to any alleged breach, violation, irregularity, misstatement, or omission arising under or relating to any material Law or material Governmental Order with respect to the operation of the Business.

Section 4.21. Indebtedness

Schedule 4.21 sets forth a true, correct and complete list of all the Indebtedness of the Company as of immediately prior to the Closing, including for each item of Indebtedness, the name of the creditor, the outstanding principal amount, accrued and unpaid interest, repayment terms, maturity date, and any security therefor. Except as set forth on Schedule 4.21, the Company does not have any Indebtedness.

Section 4.22. Intellectual Property

(a) The Company owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in or has a valid and enforceable written license or rights to use, all Intellectual Property used by the Company in the operation of the Business as presently conducted. The Company owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, the Company’s employees or independent contractors, relating to the Business.

(b) Except as set forth on Schedule 4.22, there are no claims against the Company within the past three (3) years contesting the validity, use, ownership, or enforceability of any of Intellectual Property of the Company. To the Knowledge of Sellers, the Company has not infringed or misappropriated, and the operation of the Business as currently conducted does not infringe or misappropriate any registered Intellectual Property rights of other Persons. The Company has not received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person) within the past three (3) years. To the Knowledge of Sellers, no third party has infringed or misappropriated any of the Intellectual Property of the Company. The transactions contemplated by this Agreement shall not impair the right, title, or interest of the Company in and to the Intellectual Property of the Company, and all of the Intellectual Property of the Company shall be owned or available for use by the Company immediately after the Closing on terms and conditions identical to those under which the Company owned or used the Intellectual Property of the Company immediately prior to the Closing. The Company has taken commercially reasonable efforts to protect the Intellectual Property of the Company from infringement, misappropriation, and unauthorized disclosure.

(c) For the three (3) years prior to the Closing Date, neither the Company nor Sellers have received any written notice of any actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of the Company (or Sellers to the extent used in the Business), including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of the Company or Sellers about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

(d) The Company has complied in all material respects at all times for the three (3) years prior to the Effective Date with all relevant requirements of any applicable data protection Law, the Company’s own data protection principles, requests from data subjects for access to data held by the Company and any Law relating to the registration of data users. The Company has not received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Laws during such three-year period. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim. The Company has not undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information, and, to the Knowledge of Sellers, the Company is not subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding same. The Company has taken reasonable commercial steps to preserve the availability, security, and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by the Company. During the past three (3) years, the Company has maintained, and continues to maintain, safeguards, security measures and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in the Company’s possession or control.

Section 4.23. Brokers’ Fees

Except as set forth on Schedule 4.23, no Person has acted directly or indirectly as a broker, finder, or financial advisor for Sellers or the Company in connection with the negotiations relating to the transactions contemplated by this Agreement for which Purchaser will become obligated to pay a fee or commission.

Section 4.24. No Additional Representations or Warranties. Except as specifically provided in this Agreement, none of Sellers nor any of their respective Affiliates has made, or is making, any representation or warranty whatsoever to Purchaser or any of its Affiliates and each Seller hereby expressly disclaims any other representations or warranties of any kind and character, express or implied or arising by operation of Law, with respect to the Company, the Business or any other matter related.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 5.1. Organization

Purchaser is a corporation duly organized and validly existing under the laws of the State of Florida. Purchaser has the requisite corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as currently conducted by Purchaser.

Section 5.2. Due Authorization

Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder have been duly and validly authorized by Purchaser, and no other action on the part of Purchaser is necessary. This Agreement and the Transaction Documents have been duly and validly executed and delivered and are, or will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (b) general principles of equity.

Section 5.3. No Conflict

The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate any provision of, or result in the breach of any applicable Law, rule or regulation of any Governmental Authority, the articles of organization, articles of incorporation, operating agreement, bylaws or other organizational documents of Purchaser, or any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser may be bound, or of any Governmental Order applicable to Purchaser, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Purchaser or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement or any other Transaction Document.

Section 5.4. Governmental Authorities; Consents

No material consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority or other third party is required on the part of Purchaser with respect to Purchaser’s execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.5. Brokers

No Person has acted directly or indirectly as a broker, finder, or financial advisor for Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which Sellers will become obligated to pay a fee or commission.

Section 5.6. Legal Proceedings

There are no actions, suits, claims, investigations, or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 5.7. Capitalization of Purchaser

(a) The authorized capital stock of Purchaser (the “Purchaser Equity”) consists of (i) 110,000,000 shares, consisting of 100,000,000 shares of Purchaser Common Stock, of which 12,388,291 shares are issued and outstanding as of the Effective Date and (ii) 10,000,000 shares of blank check preferred stock (“Blank Check Preferred”), par value $0.001 per share. Of the authorized Blank Check Preferred, 400,000 shares have been designated Series A preferred stock (“Series A”) with a par value of $0.001 per share, 400,000 shares have been designated Series B preferred stock (“Series B”) with a par value of $0.001 per share, 550,000 shares have been designated Series C preferred stock (“Series C”) with a par value of $0.001 per share, 400,000 shares have been designated Series D preferred stock (“Series D”) with a par value of $0.001 per share, and 200,000 shares have been designated Series E preferred stock (“Series E”) with a par value of $0.001 per share, of which 400,000 shares of Series A are issued and outstanding, 293,000 shares of Series B are issued and outstanding, 550,000 shares of Series C are issued and outstanding, 368,000 shares of Series D are issued and outstanding, and 20,000 shares of Series E are issued and outstanding, as of the Effective Date. All of the Purchaser Equity has been duly authorized, and is validly issued and fully paid and non-assessable. The Purchaser Equity constitutes all of the issued and outstanding equity of Purchaser.

(b) Except as set forth on Schedule 5.7(b), there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the Purchaser Equity or obligating Purchaser to issue or sell any equity of, or any other interest in, Purchaser. Except as set forth on Schedule 5.7(b), there are no outstanding (i) equity appreciation, phantom equity, profit participation, or similar rights with respect to Purchaser or (ii) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of Purchaser.

Section 5.8. Independent Investigation

Purchaser has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules) and the Transaction Documents and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI. OTHER COVENANTS AND CONDITIONS

Section 6.1. Confidentiality

From and after the Effective Date, no Seller shall disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law (in which case each Seller shall use commercially reasonable efforts to (a) consult with Purchaser prior to making any such disclosure to the extent permitted by applicable Law and reasonably practicable under the circumstances and (b) cooperate in connection with Purchaser’s efforts to obtain a protective order or confidential treatment at Purchaser’s expense), any documents and information concerning the negotiation and execution of the Transaction Documents or the Company, Purchaser or any of their respective Affiliates or their representatives (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information can be shown to have been (i) in the public domain through no fault of, or breach of this Agreement on the part of, any Seller or any of Sellers’ Affiliates or (ii) later lawfully acquired by any Seller on a non-confidential basis from sources other than the Company, Purchaser or any of their respective Affiliates or their representatives (or sources otherwise relating to Sellers’ prior ownership of the Company) and who are not known (after reasonable inquiry) to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information (x) to his, her, or its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under applicable Law arising out of the Transaction Documents, and (y) to his, her or its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents.

Section 6.2. Exchange of Other Payments and Information

Following the Closing, (a) Sellers will promptly, and in any event, not later than three (3) Business Days following receipt, forward to Purchaser any payments received by Sellers with respect to any of the Assets including, but not limited to Accounts Receivable, or the operation of the Business after the Closing, and any checks, drafts or other instruments payable to Sellers will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Purchaser and (b) Sellers will promptly forward to Purchaser any mail or other communications received by Sellers relating to the Company.

Section 6.3. Further Assurances

From and after the Closing, the Parties shall take, or cause to be taken, such acts and execute such documents and instruments as may be reasonably required to effectuate the transactions contemplated hereby.

Section 6.4. Operation of Business by Sellers Prior to Closing

From and after the Effective Date until Closing, each Seller covenants and agrees to cause the Company to (a) operate in the Ordinary Course of Business, (b) maintain its properties and assets in good working condition (normal wear and tear expected), (c) maintain the employees, customers, suppliers, assets, and operations of the Business as a going concern in accordance with past practice, and (d) maintain its accounting principles or methods unless required by GAAP or applicable law or, to the extent applicable, local accounting standards.

In addition, from and after the Effective Date until Closing, each Seller covenants and agrees that it will not, without Purchaser’s prior written consent: (i) change or amend its Organizational Documents, (ii) make or declare any dividend or distribution in respect of any Interests in the Company, (iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any of its Interests or amend any term or alter any rights of any of its outstanding Interests, (iv) issue or sell any equity or debt securities or warrants or other rights to acquire any debt or securities of the Company without Purchaser’s prior written consent, (v) issue or repurchase, redeem or otherwise acquire any Interests, (vi) make any change in the key management structure of the Company, (vii) increase the cash compensation or bonus opportunity of any Key Employee, except in the Ordinary Course of Business, (viii) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company, other than in the Ordinary Course of Business, (ix) grant to, or agree to grant to, any Person rights to any of its Intellectual Property other than in the Ordinary Course of Business, (x) enter into, modify in any material respect or terminate any Material Contract other than in the Ordinary Course of Business, (xi) make or commit to make capital expenditures in an amount in excess of $250,000, (xii) manage the Company’s working capital other than consistent with past practice, (xiii) make or change any election in respect of Taxes, materially change any previously filed Tax Return, or settle any claim or assessment in respect of Taxes, (xiv) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or (xv) enter into any agreement to do any action prohibited under this Section 6.4.

Section 6.5. No Disparagement

Each Party will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of any other Party, their respective owners, officers, directors, employees, contractors or their respective Affiliates.

Section 6.6. Cooperation with Sale of Property

Following Closing, Purchaser shall permit the Company to reasonably cooperate with the Sellers at 220 Calsonic Way, Shelbyville, TN 37160 (the “Owner”), to facilitate the sale by such Owner of such property. Such cooperation shall not impose any material obligation, responsibility or liability on Purchaser or the Company regarding such sale other than to provide a reasonable level cooperation.

Section 6.7 Cash on Hand at Closing; Deferred Cash Distribution

As of the Closing Date, the Company shall have at least $1,000,000 in Cash on Hand. Such cash shall be maintained in the Company for its use following Closing, provided that, it shall be subject to distribution following Closing, to TJ and BJ, in equal (50/50) amounts, without interest, in nine equal monthly installments, commencing on the date that is one hundred eighty (180) days following the Closing Date and continuing on the same day of each month thereafter, with the final installment due on the date that is fifteen (15) months following the Closing Date (the “Deferred Cash Distribution”). In the event that any portion of such $1,000,000 in Cash on Hand is depleted by use following the Closing, it shall be replenished in an amount sufficient to make timely payments of Deferred Cash Distributions required hereby. In addition, the Company’s obligation to make the Deferred Cash Distributions hereunder shall be subject to Purchaser’s right of setoff pursuant to Section 3.4 and Article VIII.

For the avoidance of doubt, the $1,000,000 in Cash on Hand required by the paragraph immediately above as the Deferred Cash Distribution shall not be deemed to be Closing Consideration, an Earn-Out Payment, a Performance Payment, or any other contingent consideration payable pursuant to Article III, and shall be payable regardless of whether such cash is used by the Company in the ordinary course of business following the Closing.

Section 6.8. Conditions to Each Party’s Obligation to Consummate the Closing

The respective obligation of each Party to effect, or cause to be effected, the transactions contemplated hereby is subject to the satisfaction on or before the Closing Date of each of the following conditions unless waived in writing by each of Purchaser and each Seller:

(a) Approvals. The Parties shall have received all approvals with any Governmental Authority necessary to consummate the transactions contemplated by this Agreement including, but not limited to, the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, if applicable.

(b) No Orders. There shall not have been enacted, promulgated, or made effective after the date of this Agreement any Law or Governmental Order that enjoins or otherwise prohibits or makes illegal, or any action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of this Agreement and the Transaction Documents and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Agreement and the Transaction Documents.

Section 6.9. Conditions to Obligation of Purchaser

The obligation of Purchaser to effect, or cause to be effected, the transactions contemplated by this Agreement are also subject to the satisfaction on or before the Closing Date of the following conditions unless waived in writing by Purchaser:

(a) Representations and Warranties. Each of the representations and warranties of the Company and Sellers shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date.

(b) Performance of Obligations. The Company and Sellers shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement at or before the Closing Date.

(c) Absence of Company Material Adverse Effect. Since the Effective Date, there shall not have been a Material Adverse Effect applicable to the Company or the Business.

(d) Officer’s Certificate. Purchaser shall have received the Officer’s Certificate and each of the agreements, instruments, and other documents set forth in Section 3.6.

Section 6.10. Conditions to Obligation of the Company and Sellers

The obligation of the Company and Sellers to effect, or cause to be effected, the transactions contemplated by this Agreement are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by each Seller:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date.

(b) Performance of Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement at or before the Closing Date, including but not limited to the delivery of the documents and taking of the actions, as applicable, set forth in Section 3.7.

(c) Absence of Purchaser Material Adverse Effect. Since the Effective Date, there shall not have been a Material Adverse Effect applicable to Purchaser.

(d) Receipt of Other Deliverables. The Company shall have received each of the agreements, instruments, and other documents set forth in Section 3.7.

ARTICLE VII. TAX MATTERS

Section 7.1. Preparation and Filing of Tax Returns

Purchaser shall prepare (or cause to be prepared) and timely file (taking into account applicable extensions) the Tax Returns for the Company pertaining to the Straddle Period and the Post-Closing Tax Period, and Sellers shall prepare (or cause to be prepared) and timely file (taking into account applicable extensions) the Tax Returns for the Company for the Pre-Closing Tax Period. The Party or Parties tasked with filing a Tax Return pursuant to this Section 7.1 is or are considered the Responsible Party.

Section 7.2. Consistent Positions Tax Returns

The Responsible Party shall prepare all Tax Returns in a manner consistent with past Tax practices, except as otherwise required by changes in applicable law or material underlying facts or as consented by the Parties in writing, which consent shall not be unreasonably withheld.

Section 7.3. Straddle Period Taxes

For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as taxes related to the Pre-Closing Tax Period shall be:

(a) In the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) In the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.4. Transfer Taxes

Notwithstanding any other provisions of this Agreement, all Transfer Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property Transfer Tax and any other similar Tax) shall be borne equally with the Sellers bearing fifty percent (50%) (to be divided equally among themselves) and Purchaser bearing fifty percent (50%) of such fees and expenses when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

Section 7.5. Amended Tax Returns

Notwithstanding anything to the contrary in this Agreement, no Party may file, and shall cause its Affiliates not to file, any amendment to a Tax Return for the Pre-Closing Tax Period or Straddle Period without the prior written consent of Sellers or as otherwise required by Law.

Section 7.6. Cooperation on Tax Matters

Purchaser and Sellers shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns, financial reporting matters, and any audit, litigation, or other proceeding with respect to Taxes, in each case, relating to the Assets or the Business. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to, and agrees to cause its Affiliates to, retain all books and records in their possession with respect to Tax matters relating to the Assets or the Business for any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate (and, to the extent notified by Purchaser, any extensions thereof).

ARTICLE VIII. SURVIVAL; INDEMNIFICATION

Section 8.1. Survival

(a) The representations and warranties of Sellers contained in Article IV of this Agreement shall survive for a period of thirty-six (36) months following the Closing Date, except for (i) the representations and warranties contained in Section 4.1 (Organization and Qualification of the Company), Section 4.2 (Capitalization of the Company), Section 4.3 (Capacity; Enforceability); Section 4.5(a) (Sufficiency and Conditions of Assets; Possessions), Section 4.7 (Employee Plans), and Section 4.9 (Taxes) (collectively, the “Fundamental Representations”); and Section 4.23 (Brokers’ Fees), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to indemnification under Section 8.2(a)(ii) through Section 8.2(a)(vi), any breach or nonfulfillment of any covenants or agreements made by Sellers in Article VI and Article VII of this Agreement and any such covenant or agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (i) if an expiration date is set forth in this Agreement for such covenant or agreement, until such stated expiration date and, otherwise, (ii) until ninety (90) days after the expiration of the applicable statute of limitations.

(b) The representations and warranties of Purchaser contained in Article V shall survive for a period of thirty-six (36) months from the Closing Date, except for representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.5 (Brokers), and Section 5.7 (Capitalization of Purchaser) (“Purchaser Fundamental Representations”), which will continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or to claims to the extent involving fraud, willful misconduct or intentional misrepresentation on the part of Purchaser and any such covenant or agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (i) if an expiration date is set forth in this Agreement for such covenant or agreement, until such stated expiration date and, otherwise, (ii) until ninety (90) days after the expiration of the applicable statute of limitations.

Section 8.2. Indemnification by Sellers

(a) Subject to the provisions and limitations of this Article VIII, from and after the Closing Date, Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) from and against any and all claims, liabilities, damages, losses, demands, obligations, deficiencies, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys’ fees, accountants’ fees, and all costs of investigation, and other expenses of defending any actions or claims, amounts of judgment and amounts paid in settlement, whether or not involving a Third-Party Claim (collectively referred to as the “Damages”), suffered by Purchaser Indemnified Parties resulting from or arising out of (i) any inaccuracy or breach of any of the representations or warranties made by Sellers in this Agreement or in any Transaction Document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Sellers in this Agreement or in any Transaction Document executed in connection herewith, (iii) any Taxes owed by Sellers and any Taxes owed by the Company for or relating to the period prior to the Closing, (iv) any Indebtedness or Selling Expenses not fully paid by Sellers on or prior to the Closing Date or not taken as a reduction to the Closing Consideration, or (v) any fraud, willful misconduct, willful misrepresentation or material omission by Sellers relating to (A) the business, operations, properties, assets or obligations of the Company or (B) the subject matter of this Agreement (each claim made by the Purchaser Indemnified Parties pursuant to this Section 8.2(a) shall be a “Purchaser Claim”).

(b) Except as set forth in the last sentence of this Section 8.2(b), Sellers shall not have liability for indemnification pursuant to clause (i) of Section 8.2(a) for any individual Purchaser Claim under clause (i) of Section 8.2(a) for which indemnification is provided hereunder unless the amount of all Purchaser Claims arising under clause (i) of Section 8.2(a) exceeds $125,000 in the aggregate (“Basket Amount”). Once the amount of all Purchaser Claims arising under clause (i) of Section 8.2(a) exceeds the Basket Amount in the aggregate, Sellers shall be responsible (except as set forth in Section 8.2(a)) for the full amount of all Purchaser Claims with respect to clause (i) of Section 8.2(a), including the Basket Amount. Notwithstanding the foregoing, the maximum aggregate liability of Seller for Purchaser Claims under clause (i) of Section 8.2(a), other than Fundamental Representations, shall not exceed, in the aggregate, an amount equal to $3,000,000 (the “Cap”). The maximum aggregate liability of Seller for Purchaser Claims relating to clause (i) of Section 8.2(a), including the Fundamental Representations and clauses (ii) through (iv), inclusive, of Section 8.2(a) shall not exceed, in the aggregate, an amount equal to the aggregate Closing Consideration (inclusive of payments to lenders, Selling Expenses, and the Consideration, if any) paid to or on behalf of Sellers. The limitations set forth in this Section 8.2(b) shall not apply to any Purchaser Claim under clause (v) of Section 8.2(a).

The Purchaser Indemnified Parties shall not be entitled to assert any Purchaser Claim for indemnification pursuant to this Section 8.2 for Purchaser Claims for indemnification with time restrictions under Section 8.1(a) after the dates provided in Section 8.1(a); provided, however, that if on or prior to such date a Notice of Claim (as defined below) shall have been provided pursuant to Section 8.4 hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

(c) All claims for indemnification by Purchaser Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

(d) Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds to an account designated by such Purchaser Indemnified Party; provided, however, notwithstanding the foregoing, any Damages payable to a Purchaser Indemnified Party by Sellers pursuant to this Article VIII may be, in Purchaser’s option, without duplication, set-off against the future (or earned but unpaid) annual Performance Payments, and/or set-off against any other amount owed or payable by Purchaser to Sellers under this Agreement. Notwithstanding the foregoing, if any Damages claimed by any Purchaser Indemnified Party remain in dispute following the expiration of the applicable survival period, then the next annual Performance Payment will be made to Sellers less the disputed amount (the “Performance Escrow Amount”) and such disputed amount shall be placed in an escrow account separate from the Reserve Escrow Amount with the Escrow Agent pursuant to the Escrow Agreement and the Reserve Escrow Amount shall not be released until such dispute is resolved by mutual agreement of the Parties or final, non-appealable adjudication in accordance with the terms and provisions of the Escrow Agreement.

(e) Under no circumstance shall any Purchaser Indemnified Party be entitled to indemnification pursuant to this Section 8.2 or otherwise for punitive damages, except to the extent actually awarded to a third party.

Section 8.3. Indemnification by Purchaser

(a) Subject to the provisions of this Article VIII, from and after the Closing Date, Purchaser shall indemnify and hold harmless Sellers and Sellers’ Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages suffered by Seller Indemnified Parties resulting from or arising out of (i) any breach of any of the representations or warranties made by Purchaser in this Agreement or in any Transaction Document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or any document executed in connection herewith, notwithstanding when any such breach or nonfulfillment may occur, or (iii) any fraud, any willful misconduct or intentional misrepresentations by Purchaser relating to the subject matter of this Agreement (a claim made by the Seller Indemnified Parties pursuant to this Section 8.3(a) shall be a “Seller Claim”).

(b) None of the Seller Indemnified Parties shall be entitled to assert any claim for indemnification pursuant to Section 8.3 after the dates provided in Section 8.1(b); provided, however, that if on or prior to such date a Notice of Claim shall have been given pursuant to Section 8.4 hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

(c) Except as set forth in the last sentence of this Section 8.3(c), Purchaser shall not have liability for indemnification pursuant to clause (i) of Section 8.3(a) for any individual Seller Claim that arises under clause (i) of Section 8.3(a) for which indemnification is provided hereunder unless the amount of all Seller Claims that arise under clause (i) of Section 8.3(a) exceed the Basket Amount. Once the amount of all Seller Claims arising under clause (i) of Section 8.3(a) exceeds the Basket Amount in the aggregate, Purchaser shall be responsible for the full amount of Seller Claims with respect to clause (i) of Section 8.3(a) including the Basket Amount. Notwithstanding the foregoing, the maximum aggregate liability of Purchaser for Seller Claims under clause (i) of Section 8.3(a), other than Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Cap. The maximum aggregate liability of Purchaser for Seller Claims under clause (i) of Section 8.3(a), including Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Closing Consideration (inclusive of payments to lenders, and Selling Expenses, if any, paid to or on behalf of Sellers). The limitations set forth in this Section 8.3(c) shall not apply to any Seller Claim under clause (iii) of Section 8.3(a).

(d) All claims for indemnification by the Seller Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

(e) Under no circumstance shall any Seller Indemnified Party be entitled to indemnification pursuant to this Section 8.3 or otherwise for punitive damages, except to the extent actually awarded to a third party.

Section 8.4. Indemnification Procedures

(a) Upon obtaining knowledge of any claim or demand which has given rise to a claim for indemnification under Section 8.2 or Section 8.3, the Purchaser Indemnified Parties or the Seller Indemnified Parties (each, an “Indemnified Party”) shall give written notice (“Notice of Claim”) of such claim or demand to the applicable indemnifying party (each, an “Indemnifying Party”). In each case, such Notice of Claim shall specify in reasonable detail such information as the Indemnified Parties may have with respect to such indemnification claim (including copies of any summons, complaint, or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that, subject to the limitations set forth in Sections 8.1, 8.2 and 8.3, respectively, no failure or delay by the party giving the Notice of Claim shall reduce or otherwise affect the obligation of the Indemnifying Party unless and to the extent the Indemnifying Party is thereby prejudiced.

(b) Within thirty (30) Business Days of receiving a Notice of Claim, the Indemnifying Party may object to such indemnification claim, stating in reasonable detail the bases for such objection. Any objection to a Notice of Claim must be signed by one or more representatives of the Indemnifying Party or its counsel and shall set forth in reasonable detail the items as to which disagreement exists (the “Disputed Matters”). If an objection is delivered, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve in writing any Disputed Matters. If they are unable to reach an agreement with respect to the Disputed Matters within a period of thirty (30) Business Days after the receipt of an objection, then any Disputed Matters as to which written agreement has not been reached shall be resolved in accordance with the procedures described in Article IX.

(c) If any lawsuit or other action is filed or instituted against any of the Indemnified Parties with respect to a matter subject to indemnity hereunder (a “Third-Party Claim”), notice thereof (a “Third-Party Notice”) shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). Subject to the limitations set forth in Sections 8.1, 8.2, and 8.3, respectively, the failure of the Indemnified Parties to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party has actually been prejudiced as a result. After receipt of a Third-Party Notice, if the Indemnifying Party provides evidence reasonably satisfactory to the Indemnified Party that it has the ability to pay the amounts claimed in the Third-Party Claim and that the Third-Party Claim relates to a matter for which indemnification is proper under this Agreement, the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the Third-Party Claim (the selection of such attorneys to be subject to approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), at the Indemnifying Party’s cost, risk and expense, and (iii) to compromise or settle such Third-Party Claim; provided, however, that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, and shall cause its Affiliates to, cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom for which the Indemnifying Party has assumed the defense; and the Indemnified Party may, at the Indemnified Party’s own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Third-Party Notice (or within such shorter period of time as may be necessary to prudently defend such claim), the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim and the Indemnifying Party shall have the right to participate therein at the Indemnifying Party’s cost; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party informed (including, as necessary, updates from counsel) of the progress of any such defense, compromise, or settlement when and as reasonably requested by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party to the extent such underlying claim is indemnifiable under this Article VIII if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable or other non-monetary relief against the Indemnified Party, (C) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived upon petition by the Indemnified Party, or (D) the Indemnified Party reasonably believes that the Damage relating to the claim would exceed the maximum amount that such Indemnified Party would then be entitled to recover under the applicable provisions of this Article VIII.

(d) If the indemnification claim is made pursuant to Section 8.2, the total amount of such matured claims shall be paid in accordance with Section 8.2, subject to the limitation set forth in Section 8.2; likewise, if the indemnification claim is made pursuant to Section 8.3, the total amount of such matured claims shall be paid in accordance with Section 8.3, subject to the limitations set forth in Section 8.3.

Section 8.5. Exclusive Remedy

The rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of such Indemnified Parties with respect to claims resulting from any breach by the Indemnifying Parties of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that this Section 8.5 is not intended in any way to limit or restrict the right of any Party to separately seek equitable remedies, including injunctive relief or to pursue a claim for fraud or other non-waivable rights of action.

Section 8.6. Mitigation

The Party seeking indemnification under this Article VIII shall (a) to the extent required by applicable Law, use commercially reasonable efforts to mitigate any Damages that form the basis of an indemnification claim hereunder and (b) use commercially reasonable efforts to seek recovery from available insurance policies in respect of the Damages which form the basis of an indemnification claim hereunder; provided, that in no event shall the Indemnified Party be required to commence or threaten litigation against any third party in respect of such recovery or take any other action if it would reasonably be expected to be detrimental to such party or the Company. In the event an Indemnified Party receives insurance proceeds after having received payment from (or on behalf of) an Indemnifying Party pursuant to this Article VIII, then to the extent such insurance proceeds were not taken into account in determining the amount of Damages required to be paid by the Indemnifying Party to such Indemnified Party, the Indemnified Party shall refund to the Indemnifying Party up to the lesser of (i) the amount of such insurance proceeds so received and (ii) the amount of the indemnification payment received by the Indemnified Party from the Indemnifying Party with respect thereto pursuant to this Article VIII, in each case after deducting therefrom the amount of any costs or expenses incurred in procuring such recovery (including any applicable premium adjustments), net of any Taxes imposed on the Indemnified Party that arise from having received amounts under the applicable insurance policies; provided that the amount the Indemnified Party is required to refund pursuant to this sentence shall not exceed the amount by which the indemnification payment actually paid to the Indemnified Party in respect of such Damages pursuant to this Article VIII would have been reduced pursuant to this Section 8.6 had such recovery been received prior to the date of such indemnification payment.

Section 8.7. Tax Treatment of Indemnity

All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Closing Consideration unless otherwise required by Law.

ARTICLE IX. SETTLEMENT OF DISPUTED MATTERS

Section 9.1. Governing Law; Jurisdiction and Venue

(a) This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the Laws of the State of Florida, excluding its conflicts of laws provisions or rule that would cause the application of Laws of any jurisdiction other than those of the State of Florida.

(b) Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the federal courts of the located in the State of Florida for the purposes of any Action arising out of this Agreement or the subject matter hereof brought by any Party under this Agreement.

(c) To the extent permitted by applicable Law, each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the above-named courts, (ii) that such action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(d) The Parties agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 11.4 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

ARTICLE X. TERMINATION

Section 10.1. Termination by Mutual Consent

This Agreement may be terminated at any time before Closing with mutual written consent of each Seller and Purchaser.

Section 10.2. Termination by Sellers or Purchaser

This Agreement may be terminated, and the transactions herein contemplated abandoned, by either Seller or Purchaser by written notice from such Party to the other Party if the Closing has not occurred on or before the date that is two hundred ten (210) days from the Effective Date (the “Outside Date”). The date of termination of this Agreement shall be the “Termination Date.”

Section 10.3. Termination by Purchaser

(a) This Agreement may be terminated, and the transactions herein contemplated abandoned, by Purchaser at any time on or before 210 days from the Effective Date for any reason as a result of Purchaser’s ongoing due diligence review of the Company.

(b) This Agreement may be terminated, and the transactions herein contemplated abandoned, by Purchaser at any time prior to Closing if any Seller materially breaches any of such Seller’s representations, warranties, covenants, or agreements contained in this Agreement, if such breach would give rise to the failure to satisfy the Closing conditions applicable to Sellers and such breach cannot be cured by the Outside Date, or, if curable, has not been cured by Sellers within the earlier of (i) fifteen (15) days after any Seller’s receipt of written notice of such breach from Purchaser or (ii) the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.3 if Purchaser is then in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement that would result in the conditions precedent to Closing applicable to Purchaser not being satisfied.

Section 10.4. Termination by Sellers

This Agreement may be terminated, and the transactions herein contemplated abandoned, by any Seller at any time prior to Closing if Purchaser breaches any of its representations, warranties, covenants, or agreements contained in this Agreement if such breach would give rise to the failure to satisfy the Closing conditions applicable to Purchaser and such breach cannot be cured by the Outside Date, or, if curable, has not been cured by Purchaser within the earlier of (a) fifteen (15) days after Purchaser’s receipt of written notice of such breach from such Seller and (b) the Outside Date; provided that no Seller shall have the right to terminate this Agreement pursuant to this Section 10.4, if any Seller is then in breach of any of such Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing applicable to Sellers not being satisfied.

Section 10.5. Effect of Termination

If this Agreement is validly terminated pursuant to this Article X, except as set forth in this Section 10.5, it shall, to the fullest extent permitted by applicable Law, become void and of no further force and effect, with no liability (except as provided in Section 11.9) on the part of any Party (or any member, Affiliates or representative of such Party), except that, if such termination results from (a) fraud or (b) the willful and material (a) failure of any Party to perform its covenants, obligations or agreements contained in this Agreement, or (b) breach by any Party of its representations or warranties contained in this Agreement then such Party shall be liable for any Damages incurred or suffered by the other Party as a result of such failure or breach. The provisions of Section 6.1 (Confidentiality), this Section 10.5 (Effect of Termination), Section 11.6 (Press Release and Announcements), Section 11.9 (Expenses), and Article XI (Miscellaneous) shall survive any valid termination of this Agreement.

ARTICLE XI. MISCELLANEOUS

Section 11.1. General Consent to Transaction

Effective as of the Closing, Sellers hereby waive any rights Sellers may have as a holder of the Interests arising from or relating to the transfers or transactions contemplated hereby (including any voting rights, preemptive rights, rights to repurchase, registration rights, rights of first refusal or similar rights or restrictions on transfer and any rights to receive notices, opinions or similar documentation in advance of or in connection with such transfers or transactions), whether such rights arise under or pursuant to (a) the Organizational Documents of the Company, (b) any other Contract between Sellers and the Company, or (c) applicable Law.

Section 11.2. Waiver

Any failure of Purchaser or Sellers to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by Sellers, in the event of any such failure by Purchaser, or by Purchaser, in the event of any such failure by Sellers. Any such waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and such extension, waiver, or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 11.3. Specific Performance

Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party under this Agreement and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.3 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue.

Section 11.4. Notices

Except as otherwise expressly permitted herein, all notices, requests, instructions, or other documents required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with a signed receipt, when received by facsimile, e-mail, or other electronic means with electronic confirmation of delivery, when delivered by overnight courier with signed receipt or when delivered by United States certified mail, postage prepaid and return receipt requested. Unless changed by written notice given by either Party to the other pursuant hereto, such notices shall be given to the Parties at the following addresses:

If to Sellers:	Baljinder Sangha Judge
220 Calsonic Way
P.O. Box 338
Shelbyville, TN 37162

Tejinder Singh Judge
220 Calsonic Way
P.O. Box 338
Shelbyville, TN 37162

With a copy to:	Bobo, Hunt & White LLP
P.O. Box 169
Shelbyville, TN 37162
Attn: John T. Bobo
Email: jbobo@bobohuntandwhite.com

If to Purchaser:	Precision Aerospace & Defense Group Inc.
20900 NE 30th Ave., 8th Floor
Aventura, Florida 33180
Attn: Maynard Hellman
Email: mhellman@mhellmanlaw.com

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, New Jersey 08830
Attn: Seth Brookman; Victoria Baylin
Email: sbrookman@lucbro.com; vbaylin@lucbro.com

Section 11.5. Assignment

No Party hereto shall assign this Agreement or any part thereof without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights hereunder to any Affiliate but shall remain liable for all of Purchaser’s obligations hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 11.6. Press Release and Announcements

(a) No Party (or any of its Affiliates) shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities, or as reasonably necessary to provide notices, seek waivers, amendments or consents), (ii) required (upon the advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or its respective Affiliates, or (iii) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 11.6(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b) Sellers hereby acknowledge that it is aware that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Nothing herein shall preclude disclosure of the confidential information or trading thereon after public disclosure of the confidential information is made by Purchaser.

Section 11.7. Rights of Third Parties

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 11.8. Reliance

Each of the Parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to such Party in or pursuant to this Agreement, notwithstanding any investigations conducted by or on such Party’s behalf or notice, knowledge or belief to the contrary.

Section 11.9. Expenses

(a) All fees due and payable to the Escrow Agent pursuant to the Escrow Agreement shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers (to be divided equally among themselves).

(b) Except as explicitly provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, whether or not such transactions shall be consummated including, without limitation, all broker’s fees and the fees of its legal counsel, financial advisers, and accountants.

Section 11.10. Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.11. Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Section 11.12. Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the Parties request that the court reform such provision in a manner sufficient to cause such provision to be enforceable.

Section 11.13. Amendments

The terms and provisions of this Agreement may be amended only by a written instrument signed by all Parties.

[Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the Effective Date.

PURCHASER:

PRECISION AEROSPACE & DEFENSE GROUP INC., a Florida corporation

By:	/s/ Maynard Hellman
Maynard Hellman, Chairman of the Board

THE COMPANY:

SOUTHERN PRECISION MACHINING LLC, a Tennessee limited liability company

By:	/s/ Baljinder Sangha Judge
Baljinder Sangha Judge, CEO

SELLERS:

/s/ Baljinder Sangha Judge
Baljinder Sangha Judge

/s/ Tejinder Singh Judge
Tejinder Singh Judge

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A

Form of Employment Agreement

[see attached]

Exhibit B

Form of Escrow Agreement

[see attached]

Exhibit C

Form of General Release Agreement

[see attached]